Exhibit 10.10

VERVE THERAPEUTICS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of January 1, 2025, the non-employee directors of Verve Therapeutics, Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chair of the Board, if one is then appointed, and the chair of each committee of the Board will be as follows:

	Member Annual Fee	Chairperson Incremental Annual Fee
Board of Directors	$45,000	$35,000
Audit Committee	$8,750	$11,250
Compensation Committee	$7,500	$7,500
Nominating and Corporate Governance Committee	$5,000	$5,000
Research and Development Committee	$5,000	$5,000

The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Board, on such committee or in such position.

Equity Compensation

Initial Grants. Upon initial election to the Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase the number of shares of our common stock, par value $0.001 per share (the “Common Stock”), that has a Black Scholes value as of the date of the grant equal to $340,000 (as calculated using the same methodology that the Company then uses to calculate the value of stock awards for purposes of the Company’s financial statements); provided that in no event shall such option be granted with respect to more than 84,400 shares of Common Stock. The initial award shall have a term of ten years from the date of the award, and shall vest in approximately equal monthly installments until the third anniversary of the grant date, subject to the non-employee director’s continued service to the Company through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price of the option shall be the closing price of our common stock on the date of grant.

Annual Grants. Each non-employee director who has served as a member of the Board for at least six months prior to the date of our annual meeting of stockholders for a particular year will be granted, automatically and without the need for any further action by the Board, an option to purchase the number of shares of our Common Stock that has a Black Scholes value as of the date of the grant equal to $170,000 (as calculated using the same methodology that the Company then uses to calculate the value of stock awards for purposes of the Company’s financial statements) on the date of the first Board meeting held after our annual meeting of stockholders for such year; provided that in no event shall such option be granted with respect to more than 42,200 shares of Common Stock. The annual award shall have a term of ten years from the date of the award, and shall vest and become exercisable in full on the one-year anniversary of the grant date (or, if earlier, immediately prior to the first annual meeting of stockholders occurring after the grant date), subject to the non-employee director’s continued service to the Company through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price of the option shall be the closing price of our common stock on the date of grant.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2021 Stock Incentive Plan, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.